CNL Strategic Capital, LLC S-1

Exhibit 4.1

DISTRIBUTION REINVESTMENT PLAN

CNL STRATEGIC CAPITAL, LLC, a Delaware limited liability company (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Amended and Restated Limited Liability Company Operating Agreement, as such agreement may be amended (“Operating Agreement”) unless otherwise defined herein.

1.          Distribution Reinvestment. As an agent for the shareholders (“Shareholders”) of the Company who purchase shares of the Company’s shares of limited liability company interests (the “Shares”) pursuant to a public offering by the Company (an “Offering”) and the Opt-In Shareholders (as defined below) who elect to participate in the DRP (each a “Participant” and, collectively, the “Participants”), DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”), will apply all cash distributions (“Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Managing Dealer or other Participating Broker-Dealers registered in the Participant’s state of residence. The Shares purchased pursuant to the DRP shall be of the same Share class as the Shares with respect to which the Participant is receiving Distributions to be reinvested through the DRP, except for Distributions paid on Class FA shares purchased in a private offering by the Company (the “Private Offering”), which will be reinvested in additional shares of Class A shares.

2.          Participation. Any Shareholder who owns Shares and who has received a prospectus, as contained in a registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) from time to time will automatically become a Participant; provided that Shareholders who are residents of certain states that do not permit automatic enrollment in the DRP as listed in the Company’s then-current prospectus, as supplemented, for the offering of the Shares under the DRP, holders of Class FA shares and Class A shares who purchased such Shares in the Private Offering, and clients of certain participating broker-dealers that do not permit automatic enrollment in the DRP (collectively, the “Opt-In Shareholders”) will not be automatically enrolled in the DRP. An Opt-In Shareholder may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. For Opt-In Shareholders, participation in the DRP will begin with the next Distribution payable after receipt of the Opt-In Shareholders’ written election to participate in the DRP at least 15 business days prior to the last day of the calendar month. There will be no selling commissions or dealer manager fees to the Participant. However, the amount of the annual distribution and shareholder servicing fee payable with respect to Class T or Class D shares, respectively, sold in an Offering will be allocated among all Class T or Class D shares, respectively, including those issued under the DRP and those received as Distributions.

Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form or otherwise does not meet the suitability standards as set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under the DRP, he or she will promptly so notify the Company in writing. Subject to the provisions of the Operating Agreement relating to certain restrictions on and after the effective dates of transfer, Shares acquired pursuant to the DRP entitle the Participant to the same rights, including the same voting rights, and to be treated in the same manner as those purchased by the investors in an Offering. The Company’s board of directors (the “Board of Directors”) reserves the right to prohibit fiduciaries, pension or profit-sharing plans, other employee benefit plans, individual retirement accounts and other plans, whether or not subject to Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended, from participating in the DRP if such participation could, in the Company’s view, cause its underlying assets to constitute “plan assets” of such plans and accounts, and entities deemed to hold assets of such plans and accounts.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below.

3.          Share Purchases. Any purchases of Shares pursuant to the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration in the Participant’s home state.

Each class of Shares (excluding Class FA shares and Class A shares sold in the Private Offering) under the DRP will be initially issued at $25.00 per Share, until such time as the Company commences monthly valuations of its assets commencing no later than the first full calendar month following the satisfaction of the minimum offering requirement and, thereafter, at the price equal to the most recently determined and published net asset value per share of the applicable class of Shares. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares pursuant to the DRP to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered pursuant to the Registration Statement in connection with an Offering, (b) Shares to be registered with the Commission after an Offering for use in the DRP (a “Future Registration”), or (c) Shares purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such Shares are listed at the date of purchase if such Shares are then listed.

If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

4.          Timing of Purchases. The Reinvestment Agent will make every reasonable effort to reinvest all Distributions on the day the cash Distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the Reinvestment Agent, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the Reinvestment Agent will be distributed to the Participants to whom they are attributable.

5.          Taxation of Distributions. The reinvestment of Distributions does not relieve the Participant of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.

6.          Commissions. The Company will not pay any selling commissions or dealer manager fees on Shares issued pursuant to the DRP. The annual distribution and shareholder servicing fee payable with respect to Class T or Class D shares will be allocated among all Class T or Class D shares including those issued pursuant to the DRP and those received as Distributions. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the DRP.

7.          Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the Reinvestment Agent. To be effective on a Distribution payment date, the notice of termination must be received by the Reinvestment Agent at least fifteen days before the record date fixed by the Board of Directors for such Distribution payment date; otherwise, such termination will be effective with respect to any subsequent Distribution payment date. The Reinvestment Agent may also terminate any Participant’s account at any time in its discretion by notice in writing mailed to such Participant. The Reinvestment Agent will terminate a Participant’s participation in the DRP if the Company receives a request from such Participant for repurchase of all of the Participant’s Shares under the Company’s Share Repurchase Program. Notwithstanding the foregoing, if the Company publicly announces in a filing with the Commission a new net asset value per share or a new public offering price, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of such Participant’s termination of participation in the DRP and the Participant’s termination will be effective for the next date Shares are purchased under the DRP.

Any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. The transferee of such Shares in connection with such transfer (other than if the transferee is an Opt-In Shareholder) will have their Distributions automatically reinvested in additional Shares having the same class designation as the class of Shares to which such Distributions are attributable, unless such transferee elects to opt-out of the DRP in its executed enrollment form as otherwise provided. If the Company repurchases a portion of a Participant’s Shares, the Participant’s participation in the DRP with respect to the Participant’s Shares that were not repurchased will not be terminated unless the Participant requests such termination. Conversion of a Participant’s Shares from one class to another class pursuant to the Operating Agreement will not terminate a Participant’s participation in the DRP with respect to such Shares, though it will cause, from the effective date of conversion, Distributions with respect to such Shares to be applied to the purchase of Shares of such new class.

Upon termination of DRP participation, future Distributions, if any, will be distributed to the Shareholders in cash.

8.          Amendment, Termination and Suspension by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 30 days prior to the effective date of the amendment, supplement or termination. The Company may provide notice by including such information in a current report on Form 8-K or in its annual or quarterly reports, each of which are publicly filed with the Commission followed by a separate mailing to Participants. While the DRP is in effect and has not been terminated, the Company will not amend the DRP in a manner that would eliminate a Participant’s right to terminate his or her participation in the DRP.

9.          No Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.

10.        Reports.  During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Reinvestment Agent (or a broker-dealer acting on behalf of a Participant who is their client) will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, the Distributions received during such quarter, the number of Shares purchased during such quarter, and the per share purchase price for such Shares.

11.        Liability of the Company. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested.

12.        Governing Law. THIS DISTRIBUTION REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 12.

All correspondence concerning the plan should be directed to the Reinvestment Agent by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.